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                                                                   EXHIBIT 10.21
                             SUBSCRIPTION AGREEMENT

This agreement is entered in duplicates on March 21, 1995,

Between Morsviazsputnik, the Inmarsat Signatory of Russia and a member of Project Condominium, with its corporate headquarters residing at Bldg. 7, 14/10, U1.
                  Novosloboskaya, Moscow, 103030, Russia (referred to as MVS hereinafter);

And               the following parties:

                  GLOCOM, Inc., an U.S. company with its corporate headquarters residing at 1803 Research Boulevard, Rockville, Maryland 20850 USA; and

                  O'Gara Satellite Networks, Ltd., an Irish company with office at P.O. Box 253, Bordage House, Le Bordage, St. Peters Port, Guernsey, Channel Islands.

                  (collectively referred to as the Subscribers hereinafter).

This is a contract entered into between Subscribers and MVS, whereby MVS has entered into a Joint Venture Operating Agreement with Teleglobe Canada, Inc., and MVS Mobile Communications, Inc., (known as Project Condominium) to provide the Inmarsat-B&M satellite services as authorized by Inmarsat.

1.       DEFINITIONS

         a. Inmarsat-B&M Satellite Services: This is an Inmarsat-based satellite telephone service that provides subscribers with the ability to communicate from an Inmarsat-B or M mobile earth station (i.e. terminal equipment) to land-based locations (e.g. home/office) through MVS affiliated Land Earth Stations
                  (LES) on all Inmarsat 4 ocean region basis.

         b. Take-or-Pay Subscription: For a total of 100,000 or more minutes per year to be paid by the Subscribers but without time limit as when the minutes must be consumed, MVS agrees to provide the Inmarsat-B&M Satellite Services at the following special rate and conditions: (i) US$3.40/min, charged as $0.34 for first six-second interval and $0.0057 for each 1-second increment thereafter; (ii) good for both Inmarsat-B and M satellite services on telephony, fax and regular data (up to 9.6 kbps) calls initiated from terminal and terminated at any place worldwide; (iii), all inclusive that the rate covers MVS service charge, landline connection charge and any other service charges that may be imposed by MVS as a Routing Organizations or MVS


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                  affiliated LES's; and (iv) available to all four ocean
                  regions on the 24-hour basis.

         c. Non-standard calls: The following Inmarsat-B&M calls are considered to be the non-standard calls: (i) Calls initiated from land-based locations to terminals. Subscribers are not responsible for these incoming calls; (ii) Calls routed from an alternate LES rather than MVS affiliated LES's. The Subscribers (or their customers) may elect to use an alternate LES for routing calls but minutes used in such case will be billed by the alternate LES to customers via MVS acting as Accounting Authority at the rate set by that alternate LES plus MVS standard accounting fee of 8 percent plus Subscriber's handling charges; and (iii) terminal-to-terminal calls. When the Subscriber (or affiliated user) uses the terminal to call another Inmarsat mobile earth station, service charges will be billed at twice the rate as described in 1.b.(i).

2. MVS RESPONSIBILITIES: For 100,000 minutes on take-or-pay subscription, MVS will provide the Subscribers with the following:

         a. Inmarsat Mobile Number(s) on each terminal commissioning application submitted by Subscribers. The commissioning will be registered through Morsviazsputnik, the routing organization in Russia. No other surcharge will be imposed by MVS;

         b. Inmarsat-B&M satellite services the rate and conditions stated in Article 1.b.;

         c. Offer the MVS 1,000-minute promotional deal to each first-time terminal owner commissioned through MVS at $3.20 per minute (global, single rate, all inclusive) with no time limit;

         d. Monthly itemized calling activity statement by customer account in hardcopy and electronic media. Regular calls made through the affiliated LES will be charged at the rate per Article 1.b. All non-standard calls will be charged at the rate per Article 1.c.;

         e. In the event that MVS is in default of this agreement, or is no longer able to provide the services described in this agreement, it is understood that the Project Condominium agreement will survive and the Subscribers may continue to access the services provided by Project Condominium. Furthermore the Subscribers will have the option of continuing the terms of this agreement with MVS-USA notwithstanding the optional arrangement described in Article 4.d.

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         f.       For all traffic described in Article 3.d., in which SU-04 is the Accounting Authority, MVS agrees to waive all charges and invoice at the rates defined by this Agreement.

3. SUBSCRIBERS OBLIGATIONS:

         a. Make monthly payment to MVS within 30 days upon receiving invoice for the minutes consumed by Subscribers or their clients during that billing period;

         b. Make prepayment for the MVS 1,000-minute promotional deal (per Article 2.c.) for each new terminal equipment sold in conjunction with the promotional deal by the Subscribers;

         c. Generate and forward monthly bills to customers per MVS monthly calling activity statement issued;

         d. Set 015 as the default LES access code in all four ocean regions for those terminals sold by subscribers under this program. As a temporary measure, 013 shall be used as the default LES access code for POR and IOR until such time as an agreement is reached with an POR/IOR LES for 015.

         e. Maintain a database of all their customers and inform MVS in a timely manner, of all pertinent changes.

         f. Subscribers shall not publicly promote or advertise their tariff more than 10 percent different from MVS current published rates, so as not to upset market prices or damage other marketing activities.

         g. In the event that the 100,000 minutes have not been fully taken at the end of this agreement term, Subscribers shall be obligated to pay MVS for the difference between 100,000 minutes and the utilized minutes at the rate of US$3.40 per minute. These prepaid minutes can then be used by the Subscribers in accordance with this Agreement without any time limit. The payment obligation among the Subscribers shall be in proportion to each Subscriber's initial agreed commitment as follows: O'Gara Satellite Networks 60 percent and GLOCOM 40 percent.

4.  OPTIONAL SERVICES

         a. Subscribers shall have the option to subscribe to the Inmarsat-B 56/64 kbps high speed data services to be offered by MVS through its affiliated LES's when it becomes commercially available at the discount rate of

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                  at least 25 percent below the MVS published tariff on a take or pay deal identical as those set forth herein.

         b. Subscribers shall have the option of using MVS as the routing organization and MVS as the Accounting
                  Authority with designation SU-04.

         c. Subscribers shall have the option of commissioning terminal with any LES it chooses, with the exception that terminals commissioned under the promotional activity described in Article 2.c., will be commissioned with MVS. Subscribers shall inform MVS, in a timely manner, of any commissioning performed by a different LES so that the terminals will be registered for this agreement.

         d. Subscribers shall have the option of designating MVS-USA as the billing entity. The terms and conditions of this arrangement, if any, will be provided under a separate agreement, if this option is chosen.

5. DISCLAIMER: In no event shall Subscribers be liable to any customers or third parties for any incidental, indirect, consequential or special damages or loss of revenue or profits arising out of or in connection with any MVS or affiliated LES operational problems related to the subscribed services.

6. CONFIDENTIALITY: MVS and the Subscribers shall keep in confidence all of the commercial information related to this Agreement, and shall not disclose such information for any purpose other than as required to fulfil this Agreement.

7. TERM: This Agreement shall be valid for one year from the date first appeared in this document. It shall be automatically renewed every twelve month period unless terminated by either the Subscriber(s) or MVS by serving written notice to the other Party with at least thirty days notice. Termination shall not relieve any Party from its obligations under this Agreement.

8. JURISDICTION: In the case of any disputes and/or discords arising between MVS and Subscribers in connection with this Agreement, the Parties agree to settle them by way of negotiations. If the Parties fail to settle by negotiations, the disputes and/or discords shall without resort to any court be referred for settlement to Arbitration. Arbitration shall be exercised in accordance with the applicable laws of Switzerland.

9. GENERAL PROVISIONS: Neither Party may assign or transfer the obligations of this Agreement without the prior written

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         consent of the other Party. This restriction shall not apply to a legal successor, subsidiary or any other corporation of which major shares are controlled by the Party.

10. ENTRY INTO FORCE: This Agreement becomes effective from the date of the last signature.

In witness hereof, the agreement is executed by the undersigned on 24 Day of March, 1995 .

Morsviazsputnik

Signed: /s/ Valery Bogdanov
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O'Gara Satellite Networks, Ltd.

Signed: /s/ Wilfred T. O'Gara

GLOCOM, INC.

Signed: /s/ J.D. Pan
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